Exhibit 99

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG THIRD QUARTER FISCAL 2010 OPERATING RESULTS

•	Adjusted EPS¹ of $0.29, compared to $0.22 in year-ago period, driven by strong operating performance

•

Tax charge for repatriation, as previously announced, and other significant items reduced earnings by $(0.79) per share, resulting in a loss per diluted share as reported of $(0.49) for the third quarter

•	Cash flow from operations of $807 million in the first nine months, compared to $303 million last year

•	Company again raises guidance for fiscal 2010 adjusted EPS, now $1.06 to $1.10 per share

DOWNERS GROVE, Ill. (May 6, 2010) – Sara Lee Corp. (NYSE: SLE) today reported a strong increase in operating income for the third quarter of fiscal 2010, driven by higher operating segment income in four of its five ongoing business segments. In particular, the North American Retail and International Beverage segments reported impressive operating results. The discontinued International Household and Body Care businesses also performed very well in the quarter. On a reported basis, the double-digit operating income growth for both continuing and discontinued operations was more than offset by the impact of significant items, most notably a tax charge for repatriation to support share repurchases, resulting in a net loss for the third quarter. On an adjusted basis, however, diluted earnings per share were up significantly in the third quarter. Net sales were unchanged versus the year-ago period and cash from operations continued to show strong year-over-year improvement.

“Our strong third quarter operating results, highlighted by the performance of our North American Retail and International Beverage businesses, reflect the foundation we’ve built over the past five years and the real momentum we’ve developed,” said Sara Lee Corp. chairman and chief executive officer Brenda C. Barnes. “By improving our sales mix, increasing market share, launching and supporting successful new products worldwide and driving efficiencies through our Project Accelerate initiative, we have the ability to raise our guidance for the third consecutive quarter.”

“To further build on the success in our core businesses, we plan to make a significant investment in marketing behind key new product launches in the fourth quarter. As we look to the future, we remain well-positioned for success and expect adjusted operating income from continuing operations to increase in fiscal 2011. I’ve never been more confident in our ability to deliver sustained, high-quality growth and increased shareholder value,” Barnes concluded.

Financial Review

Net Sales and Unit Volumes

Net sales for the third quarter of fiscal 2010 were $2.6 billion, unchanged versus the year-ago period as favorable foreign currency exchange rates and positive sales mix were offset by lower unit volumes, decreased prices and the impact of divestitures. The company’s adjusted net sales decreased 2.5%. Total Sara Lee unit volumes decreased 4.5% in the third quarter; however, excluding the impact of the planned exits from commodity and kosher meats in the North American Retail segment, total unit volumes were down 1.2%. The North American Retail business saw strong unit volume performance in its core retail business in the quarter with volumes up 8.6%, primarily driven by strong performance for the Jimmy Dean and Hillshire Farm brands.

¹	The term “adjusted EPS” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 2

Operating Income

Sara Lee reported third quarter operating income of $228 million, up 10.5% compared to $207 million in the prior-year period. Adjusted operating income was $257 million in the third quarter, up $32 million or 14.1%. The improvement in adjusted operating income included a $62 million increase in total adjusted operating segment income for the combined continuing business segments, partially offset by $26 million of unfavorable mark-to-market variances on commodity derivatives and an increase in other general corporate expenses, excluding significant items, of $4 million.

Discontinued Operations

Net sales for the International Household and Body Care businesses, which are being reported as discontinued operations, were $525 million in the third quarter of fiscal 2010, compared to $454 million in the prior-year period, a 15.6% increase. The sales growth was primarily driven by strength in the insecticides, shoe care and body care core categories, as well as favorable foreign currency exchange rates. Adjusted net sales rose 5.3%.

Operating segment income in the third quarter was $79 million, an increase of $20 million or 33.0% compared to the year-ago period. The increase was driven by higher net sales, positive manufacturing results and favorable foreign currency exchange rates, which were partially offset by higher media advertising and promotion (MAP) spending and other selling, general and administrative (SG&A) costs. Adjusted operating segment income was up 20.6% in the third quarter.

Operating income was $74 million in the third quarter, up $19 million or 33.5%, helped by a $13 million benefit due to the cessation of depreciation and amortization in compliance with U.S. GAAP rules. Discontinued operations reported a net loss of $367 million in the period, due to $442 million in income tax expense. The increase in tax expense was related to the deemed repatriation of overseas earnings, primarily attributable to the cash and book value of the International Household and Body Care businesses.

Earnings Per Share

During the third quarter, reported diluted EPS were impacted by a number of significant items, which reduced earnings by $547 million, or $0.79 per share. Included in these significant items, and as indicated in Sara Lee’s announcements of February 16 and March 2, 2010, was a charge of $518 million, or $0.75 per share, for taxes on the deemed repatriation of overseas earnings, primarily attributable to the cash and book value of the International Household and Body Care businesses. As a result, diluted EPS as reported were a loss of $(0.49) per diluted share in the third quarter compared to income of $0.24 per share in the year-ago period.

Adjusted EPS were $0.29 in the third quarter, compared to $0.22 per share in the year-ago period, demonstrating ongoing strong underlying business performance for continuing and discontinued operations. Reported and adjusted EPS can be summarized as follows:

	Third Quarter
	2010	2009
Diluted EPS as reported	$(0.49)	$0.24
Less:
Total significant items	(0.79)	—
Contingent sale proceeds	0.01	0.02

Adjusted EPS*	$0.29	$0.22
Of which:
Adjusted EPS from continuing operations	$0.22	$0.17
Adjusted EPS from discontinued operations	$0.08	$0.05

*	Amounts are rounded and may not add to the total.

For more detail on the impact of significant items and contingent sale proceeds on diluted EPS, see page 18 of this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 3

Cash from Operations

Net cash from operating activities was $335 million in the third quarter, compared to $89 million in the comparable period last year. The increase was primarily driven by higher operating income, better working capital management and lower cash contributions to pension plans versus the prior year.

Financial Highlights

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Project Accelerate is a company-wide cost saving and productivity initiative focused on outsourcing actions, supply chain efficiencies, SKU rationalization and organizational simplification. The company revisited its initial expectations for Project Accelerate costs and benefits in the fiscal 2009 – 2012 timeframe and excluded projects in discontinued operations. Focusing on Project Accelerate initiatives in continuing operations only, the company still expects annualized project benefits of $350 - $400 million by the end of fiscal 2012, and cumulative costs of $300+ million in that timeframe. In fiscal 2010, the project is expected to generate between $120 million and $140 million of incremental benefits, of which $89 million has already been realized in the first nine months of the year. In fiscal 2009, the benefits in continuing operations were $49 million.

•

MAP spending increased 16.9% in the third quarter, primarily driven by an increase in spending at the North American Retail segment behind category-leading brands such as Jimmy Dean and Hillshire Farm, as well as in the North American Fresh Bakery segment in support of new product launches for the Sara Lee and EarthGrains brands.

•	Net interest expense was $30 million in the third quarter, compared to $35 million in last year’s period, due to lower interest rates and less average debt outstanding.

•

General corporate expense rose $51 million, from $14 million to $65 million, as a result of a $26 million unfavorable mark-to-market impact from commodity derivatives and a number of one-time items. These one-time items included a $15 million charge related to a tax indemnification, higher year-over-year charges related to the successful Project Accelerate and the year-over-year negative impact of non-recurring prior-year gains.

•

The effective tax rate for continuing operations in the third quarter was 87.1%, compared to 22.5% in the year-ago period, an increase primarily driven by the impact of significant items in the quarter. Excluding significant items, the effective tax rate would have been 29.9%. For further detail on the tax rate, see page 18 of this release.

•

On February 16, 2010, Sara Lee announced a revised capital plan that focuses on share repurchase, dividend pay-out and the funded status of the company’s pension plans, while maintaining a solid investment grade credit profile. The company plans to buy back $2.5 to $3 billion of shares over a three-year period, with approximately $1.0 to $1.3 billion of the shares anticipated to be repurchased in calendar year 2010. Sara Lee expects to maintain and gradually increase its current $0.44 per share annual dividend and also anticipates making an additional $200 million cash contribution to its pension plans. The company continues to evaluate the best opportunities for value creation and investment of cash, including potential acquisitions or other investments in the company’s growth.

•

On March 2, 2010, the company announced that, as part of its share repurchase plan, it had executed an accelerated share repurchase program under which it repurchased $500 million, or approximately 36 million shares, of common stock. At the end of the third quarter, $2.5 billion remained authorized for share repurchase by the board of directors, in addition to the 13.5 million share authorization remaining under the prior program.

Nine-Month Results

Continuing Operations

For the first nine months of fiscal 2010, Sara Lee reported net sales of $8.0 billion, down 2.4% over the comparable period last year, while adjusted net sales decreased 2.8%. Operating income was $835 million in the first nine months, compared to $496 million in the year-ago period – an increase of 68.5%, while adjusted operating income increased 50.2%.

Discontinued Operations

Net sales were $1.6 billion, up 7.9% in the first nine months, while adjusted net sales rose 3.9%. Operating segment income was $211 million in the first nine months, versus $164 million last year – an increase of 28.9%, while adjusted operating segment income rose 33.2%.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 4

EPS and Cash from Operations

Diluted EPS, as reported, were $0.46 in the first nine months of fiscal 2010, compared to $0.54 in the comparable period last year. Adjusted EPS for the comparable nine month periods were $0.89 versus $0.56 (for further detail, see table on page 18). Net cash from operating activities was $807 million in the first nine months of fiscal 2010, compared to $303 million in the comparable period last year – the $504 million increase was primarily driven by higher operating income, better working capital management and lower cash contributions to pension plans versus the prior year.

Business Performance Review

North American Retail

The North American Retail segment delivered another strong quarter, building on the past two years of improvements. Very strong operating segment income growth was accompanied by higher net sales, increased MAP spending and market share gains in almost every category, demonstrating the health of the business. The segment continues to focus on its three key brands – Hillshire Farm, Jimmy Dean and Ball Park – with new product introductions and effective marketing campaigns. In the fourth quarter, commodity headwinds and significant MAP investment in the base business behind consumer and shopper marketing campaigns, as well as trade spending to support seasonal promotions and distribution for new products, are expected to result in lower operating segment income. The reinvestment will help set the stage for another year of growth in fiscal 2011, in spite of tough year-over-year comparisons in the first half and likely rising commodity costs.

Operating segment income was $101 million in the third quarter, compared to $64 million in the year-ago period, an increase of 60.0%. Adjusted operating segment income rose 47.9%. The increase in operating segment income was primarily driven by the strong performance of the segment’s core retail business, favorable supply chain performance, Project Accelerate savings and lower input costs, which were partially offset by higher brand support spending, primarily behind the Jimmy Dean and Hillshire Farm brands.

Unit volumes declined 4.0% in the third quarter due to significantly lower volumes for commodity meats, which the company is exiting, and the impact of the exit of the kosher meats business. Excluding these planned exits, unit volumes for the core retail business were up 8.6% in the third quarter, driven by an increase in the retail distribution of the segment’s best performing products, coupled with strong volume growth for Jimmy Dean breakfast sandwiches and sausage and Hillshire Farm lunchmeats, smoked sausage and cocktail sausage. Net sales of $672 million were up 4.1% in the quarter on a reported and adjusted basis, driven by a unit volume increase in the core branded business and favorable sales mix into higher-margin products, which were partially offset by the impact of trade spending and the earlier mentioned exits. The retail segment increased market share in ten of the twelve categories in which it competes, while maintaining its premium pricing positioning. For instance, the Jimmy Dean brand increased its share of the frozen protein breakfast category by 3.5 points to 54.5% according to Information Resources, Inc. (IRI) share data, FDMx + Walmart, 12 weeks ending March 7, 2010. The Ball Park brand increased its leading share in hot dogs by 1.2 points to 21.5%, per the same IRI market share data. New product launches in the quarter included Hillshire Farm Ultra Thin Lower Sodium and Variety Pack lunchmeats and new varieties of Jimmy Dean breakfast sandwiches.

North American Fresh Bakery

Similar to the first half of fiscal 2010, the North American Fresh Bakery segment increased operating segment income and operating margin in the third quarter in a very competitive marketplace. While total unit volumes declined, branded volume rose as a result of pricing recalibration and the launch of new products, such as Sara Lee Soft & Smooth Plus bread made with Omega-3/DHA and EarthGrains 100% whole grain bread made with Eco-Grain. Preparing for the very important buns and rolls season, the segment continued to introduce new products, such as Sara Lee Soft & Smooth mini buns, Sara Lee Delightful hot dog buns and Sara Lee Hearty & Delicious ciabatta rolls, and will carefully manage its pricing.

Operating segment income was $6 million in the third quarter, compared to $2 million in the year-ago period. Adjusted operating segment income was $5 million, compared to $3 million in the prior-year quarter, resulting from lower commodity costs and a decrease in operating costs driven by Project Accelerate initiatives and other continuous improvement savings, partially offset by lower prices and higher MAP spending.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 5

Net sales decreased 5.5% to $501 million in the third quarter of fiscal 2010, primarily due to lower unit volumes and lower prices, which was partially offset by favorable sales mix into branded business. Unit volumes decreased 2.5%, as higher unit volumes for branded breads could not fully offset volume weakness in private label bakery products as a result of intense price competition in the category.

North American Foodservice

At the beginning of the year, Sara Lee anticipated lower operating segment income for North American Foodservice in fiscal 2010. Helped by favorable commodities, sales mix improvements, new business with key customers and Project Accelerate savings, operating segment income is now anticipated to be up for the full year, even though the foodservice category is still very challenging.

The segment reported operating segment income of $26 million in the third quarter, compared to $25 million in the year-ago period. During the quarter, the segment booked $8 million in charges for exit activities and asset and business dispositions, which was partially offset by a $6 million pension curtailment gain. Adjusted operating segment income rose 16.2% to $28 million in the third quarter. The increase was primarily driven by improved sales mix, lower commodity costs, lower SG&A expense and savings from Project Accelerate and continuous improvement initiatives.

As communicated in the second quarter earnings release, earlier this fiscal year the segment lost a large bakery contract, which contributed 15% of the segment’s volume and 4% of its net sales, but had virtually no profit. The loss started to impact foodservice unit volumes in the third quarter and will continue to do so in the next three quarters. However, the discontinuation of this business will be accretive to the segment’s operating margin. In the third quarter, the segment lost a liquid coffee concentrate account that generated little volume, but meaningful profit. This will impact the segment’s year-over-year comparisons starting in the first quarter of fiscal 2011.

Net sales decreased 12.4% to $427 million in the third quarter of fiscal 2010, primarily due to the divestiture of the direct store delivery (DSD) foodservice coffee business in February 2009, as well as lower unit volumes and lower pricing, which were partially offset by favorable sales mix. Adjusted net sales, which exclude the impact of the dispositions, decreased 6.3%. The loss of the high-volume, low-margin bakery contract mentioned above, the planned exit of low-margin meats business and demand weakness in other parts of the business, resulted in 13.7% lower unit volumes in the third quarter.

International Beverage

The International Beverage segment continues to invest in new markets and product innovation, without losing focus on its bottom-line. Operating segment income increased significantly in the third quarter, resulting in historically high operating margins for the segment. Unit volumes decreased marginally in the period, primarily due to softness in some European retail markets, which the business plans to address through trade and MAP spending initiatives in the fourth quarter and beyond. The International Beverage segment is expected to deliver a very strong fiscal 2010 and behind a significant increase in marketing investment is confident that business momentum will continue in fiscal 2011.

Reported operating segment income was $173 million, up 31.8% from $131 million in the third quarter of fiscal 2009. The increase was primarily driven by continuous improvement and Project Accelerate savings, lower green coffee prices and favorable foreign currency exchange rates. Adjusted operating segment income rose 19.7%. Both reported and adjusted operating segment income also benefited from a $9 million favorable foreign exchange variance in the quarter, largely from mark-to-market currency impacts related to the purchase of raw materials.

Net sales increased 7.8% to $799 million in the third quarter, driven by favorable foreign currency exchange rates. Adjusted net sales were down 3.3%. Unit volumes decreased 1.9% in the quarter, as continued volume strength in Brazil, instant coffee and foodservice coffee concentrates, was more than offset by lower volumes in retail coffee in Europe due to slight market contraction in some key markets, as well as competition from private label coffee.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 6

At the beginning of the fourth quarter, the International Beverage segment launched an exciting addition to its successful single-serve coffee portfolio in France: L’OR Espresso, an espresso capsule that is compatible with coffee appliances from Nespresso® – which is a registered trademark of Sociéte des Produits Nestlé S.A., a company not associated with Sara Lee. L’OR Espresso capsules come in four varieties that differ in intensity, smoothness and roundness. All varieties are made with 100% Arabica coffee and are fully UTZ-certified, guaranteeing that the coffee was grown and harvested in a socially and environmentally sustainable way.

International Bakery

The International Bakery segment continues to face macro-economic and competitive headwinds in its core Spanish market and has implemented numerous actions to deliver bottom-line improvement moving forward. While unit volumes are still under pressure from private label competition in Spain, the business model has been significantly improved over the past few years through cost reductions, restructuring and right-sizing of the manufacturing footprint. During the fiscal year, Sara Lee sold several bakeries to a third-party manufacturer, which helped improve the segment’s plant utilization rates and reduce its cost per unit. These actions have helped mitigate the impact of lower unit volumes on profitability. Going forward, the segment has a much improved foundation in its Spanish business to grow upon, while it also expects to benefit from strong performance of its European refrigerated dough and Australian frozen bakery businesses.

The segment reported an operating segment loss of $1 million in the third quarter compared to income of $11 million in the year-ago period, a decrease primarily resulting from charges for exit activities, asset and business dispositions associated with the sale of two bakeries in Spain. Adjusted operating segment income was $9 million, compared to $13 million in the prior-year quarter, largely due to reduced prices and slightly lower unit volumes, partially offset by lower commodity costs and Project Accelerate and continuous improvement savings.

Net sales increased 4.0% to $186 million in the third quarter, driven by favorable foreign currency exchange rates, partially offset by lower prices, unfavorable sales mix and a slight decline in unit volumes. Adjusted net sales decreased 5.0%. Strong volumes in the European refrigerated dough business, driven by growth in France, Italy and Scandinavia, could not fully offset volume weakness in Spain, resulting in 0.9% lower unit volumes for the segment. The Spanish fresh bakery business has planned various new product launches for the next few months to help improve its top-line trends.

Discontinued Operations

In spite of weak conditions in many European markets and an ongoing process to divest the business, the discontinued International Household and Body Care operations continued to deliver strong operating results for the third consecutive quarter, while also increasing marketing investment. Growth came from successful new products, strategic pricing actions and continuous improvement savings. Sara Lee continues to work toward the divestiture of the entire business segment, and will continue to focus on delivering strong results and investing in the business appropriately.

Operating segment income was $79 million in the third quarter, up $20 million versus the year-ago period, or 33.0%, primarily driven by higher sales, continuous improvement savings and favorable foreign currency exchange rates, which were partially offset by higher MAP spending and other SG&A costs. Adjusted operating segment income was up 20.6%. Net sales increased 15.6% in the third quarter to $525 million, driven by strong performance in insecticides, shoe care and body care, as well as favorable foreign currency exchange rates. Adjusted net sales were up 5.3%. Performance for insecticides was particularly strong due to category and market share growth in India, while shoe care improved behind strong performance in the United States and in the European specialty retail channel. Market shares have increased meaningfully in body care behind new product launches such as Sanex NaturProtect deodorants and Sanex Zero% shower gels, and in air care driven by the roll-out of Ambi Pur National Geographic air fresheners.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 7

Guidance

Sara Lee currently expects full-year fiscal 2010 total diluted EPS to be in the range of $0.60 to $0.64 per share, which includes $0.19 per share of contingent sale proceeds received in the first quarter of fiscal 2010 from the sale of its tobacco business in fiscal 1999, $(0.61) per share in significant items, net, realized in the first nine months of fiscal 2010, as well as $(0.04) per share in remaining tax charges that will be reported in the fourth quarter of fiscal 2010 related to the deemed repatriation of overseas earnings, primarily attributable to the cash and book value of the International Household and Body Care businesses.

Full-year 2010 adjusted EPS is expected to be in the range of $1.06 to $1.10 per share, compared to $0.82 in fiscal 2009. This represents an increase of $0.03 to $0.04 per share compared to the guidance provided by the company on March 2, 2010. The $0.03 to $0.04 per share increase is comprised of the expectation of $0.04 per share of improved operational performance, partially offset by $(0.01) per share due to a higher tax rate.

EPS guidance includes anticipated benefits from a 53rd week, but does not include any additional significant items that may occur in the fourth quarter of fiscal 2010, such as one-time expenses related to Project Accelerate, except for the $(0.04) per share in additional repatriation tax charges mentioned above. If any of the International Household and Body Care transactions close before the end of fiscal 2010, this may have an impact on the fiscal 2010 guidance.

Looking at the business segments, Sara Lee currently expects all five continuing business segments, as well as the discontinued International Household and Body Care operations, to show an increase in adjusted operating segment income in fiscal 2010.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2010 Guidance (1)	Fiscal 2009
Total diluted EPS	$0.60 – $0.64/per share	$0.52/per share
Diluted EPS from continuing operations	$0.85 – $0.87/per share	$0.31/per share
Diluted EPS from discontinued operations	$(0.25) – $(0.23)/per share	$0.21/per share

Contingent sale proceeds	$0.19/per share	$0.21/per share

Total significant items (2)	$(0.65)/per share	$(0.51)/per share
Significant items related to continuing operations (3)	$(0.12)/per share	$(0.51)/per share
Significant items related to discontinued operations (3)	$(0.53)/per share	$(0.01)/per share

Adjusted EPS (2)(4)	$1.06 – $1.10/per share	$0.82/per share
Adjusted EPS from continuing operations	$0.78 – $0.80/per share	$0.61/per share
Adjusted EPS from discontinued operations	$0.28 – $0.30/per share	$0.22/per share

Net sales	$12.85 – $12.95 billion	$12.9 billion
Net sales from continuing operations	$10.75 – $10.80 billion	$10.9 billion
Net sales from discontinued operations	$2.1 – $2.15 billion	$2.0 billion

Total operating income, including YTD significant items and contingent sale proceeds	$1,245 – $1,285 million	$713 million
Operating income from continuing operations	$980 – $1,000 million	$478 million
Operating income from discontinued operations	$265 – $285 million	$235 million

Guidance table continues on next page.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 8

Cash flow items (including discontinued operations)
Cash flow from operations	$900 – $950 million	$900 million
Capital expenditures	$400 – $425 million	$379 million
Key assumptions
Interest expense, net	$120 – $125 million	$125 million
Dollar/euro exchange rate	$1.39	$1.38

(1)	Fiscal 2010 has an extra, 53rd week.
(2)	Amounts are rounded and may not add to the total.
(3)	Includes $(0.02) per share of charges in the fourth quarter for both continuing and discontinued operations, related to the anticipated deemed repatriation of overseas earnings.
(4)	“Adjusted EPS” and other “adjusted” financial measures are explained at the end of this release.

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the third quarter of fiscal 2010 with the Securities and Exchange Commission this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC Information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the third quarter will be broadcast live via the Internet today at 9:00 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10:00 a.m. CDT. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Monday, November 8, 2010.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

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Sara Lee’s share repurchase and other capital plans, such as (i) future opportunities that the Board may determine present greater potential value to shareholders than the current capital plans and targets, including without limitation potential acquisitions, joint ventures or other corporate transactions, and investments in Sara Lee’s business; (ii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; or (iii) future changes in facts or circumstances that may impact the anticipated accounting treatment described in this press release or other public disclosures;

•

Sara Lee’s relationship with its customers, such as (iv) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (v) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (vi) significant competition, including advertising, promotional and price competition; (vii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (viii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (ix) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (x) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 9

•

Sara Lee’s international operations, such as (xi) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro; (xii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations, share repurchase plans and corporate costs; (xiii) the impact on Sara Lee’s business of its receipt of binding offers to purchase a large portion of its H&BC business, its intent to divest the remainder of that business and the scope, timing and possibility of non-completion of such divestitures; and (xiv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xv) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (xvi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xvii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (xviii) Sara Lee’s plan to refinance significant outstanding indebtedness in the next two years and the impact of potential changes in the credit environment; (xix) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (xx) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xxi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Nine Months ended March 27, 2010 and March 28, 2009

(Unaudited)

	Quarter ended		Nine Months ended
In millions, except per share data	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009
Continuing operations
Net sales	$2,578	$2,575	$8,024	$8,225

Cost of sales	1,563	1,643	4,935	5,347
Selling, general and administrative expenses	762	714	2,317	2,384
Net charges for exit activities, asset and business dispositions	25	11	53	41
Impairment charges	—	—	17	107
Contingent sale proceeds	—	—	(133)	(150)
Interest expense	37	45	110	131
Interest income	(7)	(10)	(19)	(35)

	2,380	2,403	7,280	7,825

Income from continuing operations before income taxes	198	172	744	400
Income tax expense	173	39	224	116

Income from continuing operations	25	133	520	284
Discontinued operations
Net income (loss) from discontinued operations attributable to Sara Lee, net of tax expense of $442, $24, $404 and $60	(367)	32	(207)	94
Net income from noncontrolling interests, net of tax	5	3	12	10
Gain on sale of discontinued operations, net of tax expense of $2, nil, $2, and nil	6	—	6	—

Net income (loss)	(331)	168	331	388
Less: Net income from noncontrolling interests	5	3	12	10

Net income (loss) attributable to Sara Lee	$(336)	$165	$319	$378

Income from continuing operations per share of common stock
Basic	$0.04	$0.19	$0.75	$0.40

Diluted	$0.04	$0.19	$0.75	$0.40

Net income (loss) attributable to Sara Lee per share of common stock
Basic	$(0.49)	$0.24	$0.46	$0.54

Diluted	$(0.49)	$0.24	$0.46	$0.54

Average shares outstanding
Basic	691	697	695	703

Diluted	693	698	697	704

Cash dividends declared per share of common stock	$0.11	$0.11	$0.22	$0.22

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at March 27, 2010 and June 27, 2009

(Unaudited)

In millions	March 27, 2010	June 27, 2009
Assets
Cash and equivalents	$935	$951
Trade accounts receivable, less allowances	1,251	1,272
Inventories
Finished goods	429	443
Work in process	29	32
Materials and supplies	337	291

	795	766

Current deferred income taxes	162	213
Other current assets	339	250
Assets held for sale	378	378

Total current assets	3,860	3,830
Property, net of accumulated depreciation of $2,865 and $2,776, respectively	2,086	2,200
Trademarks and other identifiable intangibles, net	535	585
Goodwill	1,286	1,295
Deferred income taxes	218	298
Other noncurrent assets	229	245
Noncurrent assets held for sale	930	964

	$9,144	$9,417

Liabilities and Equity
Notes payable	$36	$20
Accounts payable	893	1,004
Income taxes payable and current deferred taxes	11	22
Other accrued liabilities	1,336	1,467
Current maturities of long-term debt	16	46
Liabilities held for sale	304	287

Total current liabilities	2,596	2,846

Long-term debt	2,718	2,738
Pension obligation	529	595
Deferred income taxes	572	106
Other liabilities	926	1,061
Noncurrent liabilities held for sale	13	13
Equity
Sara Lee common stockholders’ equity	1,757	2,036
Noncontrolling interest	33	22

Total Equity	1,790	2,058

	$9,144	$9,417

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 12

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Nine Months ended March 27, 2010 and March 28, 2009

(Unaudited)

	Nine Months ended
In millions	March 27, 2010	March 28, 2009
OPERATING ACTIVITIES -
Net income	$331	$388
Less: Cash received from contingent sale proceeds	(133)	(150)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	265	284
Amortization	80	86
Impairment charges	17	107
Net (gain) loss on business dispositions	13	(2)
Pension contributions, net of expense	(2)	(179)
Increase in deferred income taxes for unremitted earnings	518	—
Other	(64)	7
Changes in current assets and liabilities, net of businesses acquired and sold	(218)	(238)

Net cash from operating activities	807	303

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(215)	(216)
Purchases of software and other intangibles	(11)	(20)
Acquisitions of businesses and investments	—	(10)
Dispositions of businesses and investments	6	55
Cash received from contingent sale proceeds	133	150
Cash received from (used in) derivative transactions	61	(140)
Sales of assets	13	8

Net cash used in investment activities	(13)	(173)

FINANCING ACTIVITIES -
Issuances of common stock	2	1
Purchases of common stock	(500)	(103)
Borrowings of other debt	45	389
Repayments of other debt	(73)	(340)
Net change in financing with less than 90-day maturities	(3)	(250)
Payments of dividends	(232)	(226)

Net cash used in financing activities	(761)	(529)

Effect of changes in foreign exchange rates on cash	(20)	(220)

Increase (decrease) in cash and equivalents	13	(619)
Add: Cash balances of discontinued operations at beginning of year	8	2
Less: Cash balances of discontinued operations at end of period	(37)	(15)
Cash and equivalents at beginning of year	951	1,282

Cash and equivalents at end of quarter	$935	$650

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES -
Trade accounts receivable	$14	$11
Inventories	(9)	(71)
Other current assets	37	7
Accounts payable	(27)	(204)
Accrued liabilities	(103)	20
Accrued taxes	(130)	(1)

Changes in current assets and liabilities, net of businesses acquired and sold	$(218)	$(238)

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2010	2009			2010	2009
North American Retail

Net sales	$672	$646	$26	4.1%	$2,076	$2,072	$4	0.2%

Adjusted net sales*	$672	$646	$26	4.1%	$2,076	$2,072	$4	0.2%

Operating segment income	$101	$64	$37	60.0%	$303	$192	$111	58.4%

Operating margin %	15.1%	9.8%		5.3%	14.6%	9.2%		5.4%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—		$(3)	$1	$(4)
Pension curtailment gain	7	—	7		7	—	7

Adjusted operating segment income*	$94	$64	$30	47.9%	$299	$191	$108	56.7%

Adjusted operating margin %*	14.1%	9.9%		4.2%	14.4%	9.2%		5.2%

North American Fresh Bakery

Net sales	$501	$530	$(29)	(5.5)%	$1,541	$1,640	$(99)	(6.1)%

Adjusted net sales*	$501	$530	$(29)	(5.5)%	$1,541	$1,640	$(99)	(6.1)%

Operating segment income	$6	$2	$4	NM	$36	$3	$33	NM

Operating margin %	1.2%	0.3%		0.9%	2.3%	0.2%		2.1%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—		$(1)	$—	$(1)
Transformation/Accelerate charges	(2)	—	(2)		(2)	—	(2)
Pension partial withdrawal liability charge	—	(1)	1		(7)	(31)	24
Pension curtailment gain	3	—	3		3	—	3

Adjusted operating segment income*	$5	$3	$2	78.1%	$43	$34	$9	25.9%

Adjusted operating margin %*	0.9%	0.5%		0.4%	2.7%	2.0%		0.7%

North American Foodservice

Net sales	$427	$487	$(60)	(12.4)%	$1,413	$1,638	$(225)	(13.7)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(2)	$2
Disposition	—	33	(33)		—	142	(142)

Adjusted net sales*	$427	$456	$(29)	(6.3)%	$1,413	$1,498	$(85)	(5.7)%

Operating segment income	$26	$25	$1	3.0%	$109	$2	$107	NM

Operating margin %	5.9%	5.0%		0.9%	7.7%	0.1%		7.6%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(8)	$(2)	$(6)		$(10)	$2	$(12)
Impairment charge	—	—	—		(13)	(107)	94
Pension curtailment gain	6	—	6		6	—	6
Disposition	—	3	(3)		—	11	(11)

Adjusted operating segment income*	$28	$24	$4	16.2%	$126	$96	$30	31.1%

Adjusted operating margin %*	6.5%	5.2%		1.3%	8.9%	6.4%		2.5%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 14

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2010	2009			2010	2009
International Beverage

Net sales	$799	$741	$58	7.8%	$2,417	$2,295	$122	5.3%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$(85)	$85		$—	$(128)	$128

Acquisition/disposition	—	—	—		12	1	11

Adjusted net sales*	$799	$826	$(27)	(3.3)%	$2,405	$2,422	$(17)	(0.7)%

Operating segment income	$173	$131	$42	31.8%	$468	$381	$87	22.8%

Operating margin %	21.7%	17.7%		4.0%	19.4%	16.6%		2.8%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(11)	$11		$—	$(22)	$22
Exit activities, asset and business dispositions	(4)	(4)	—		(4)	(6)	2
Transformation/Accelerate charges	—	(1)	1		—	(2)	2
Postretirement curtailment gain	—	—	—		—	12	(12)
Acquisition/disposition	—	—	—		1	—	1

Adjusted operating segment income*	$177	$147	$30	19.7%	$471	$399	$72	17.8%

Adjusted operating margin %*	22.2%	17.9%		4.3%	19.6%	16.5%		3.1%

International Bakery

Net sales	$186	$179	$7	4.0%	$601	$607	$(6)	(0.9)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(16)	$16		$—	$(32)	$32

Adjusted net sales*	$186	$195	$(9)	(5.0)%	$601	$639	$(38)	(6.0)%

Operating segment income (loss)	$(1)	$11	$(12)	NM	$4	$7	$(3)	(40.4)%

Operating margin %	(0.2)%	6.2%		(6.4)%	0.7%	1.1%		(0.4)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(1)	$1
Exit activities, asset and business dispositions	(11)	(1)	(10)		(26)	(29)	3
Transformation/Accelerate charges	1	—	1		—	(1)	1
Impairment charge	—	—	—		(4)	—	(4)

Adjusted operating segment income*	$9	$13	$(4)	(23.5)%	$34	$38	$(4)	(9.3)%

Adjusted operating margin %*	5.3%	6.6%		(1.3)%	5.8%	6.0%		(0.2)%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 15

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2010	2009			2010	2009
Total Sara Lee

Net sales - total operating segments	$2,585	$2,583	$2		$8,048	$8,252	$(204)
Less: intersegment sales	(7)	(8)	1		(24)	(27)	3

Net sales	$2,578	$2,575	$3	0.1%	$8,024	$8,225	$(201)	(2.4)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$(103)	$103		$—	$(162)	$162
Acquisitions/dispositions	—	33	(33)		12	143	(131)

Adjusted net sales*	$2,578	$2,645	$(67)	(2.5)%	$8,012	$8,244	$(232)	(2.8)%

Total operating segment income	$305	$233	$72	31.6%	$920	$585	$335	57.5%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(12)	$12		$—	$(23)	$23
Exit activities, asset and business dispositions	(23)	(7)	(16)		(44)	(32)	(12)
Transformation/Accelerate charges	(1)	(1)	—		(2)	(3)	1
Pension partial withdrawal liability charge	—	(1)	1		(7)	(31)	24
Impairment charges	—	—	—		(17)	(107)	90
Pension/postretirement curtailment gain	16	—	16		16	12	4
Acquisitions/Dispositions	—	3	(3)		1	11	(10)

Total adjusted operating segment income*	$313	$251	$62	24.9%	$973	$758	$215	28.3%

Total operating segment income	$305	$233	$72		$920	$585	$335

Amortization of trademarks and other intangibles	(12)	(12)	—		(35)	(35)	—
General corporate expenses:
Other	(58)	(33)	(25)		(177)	(165)	(12)
Mark-to-market derivative gains (losses)	(7)	19	(26)		(6)	(39)	33
Contingent sales proceeds	—	—	—		133	150	(17)

Operating income	$228	$207	$21	10.5%	$835	$496	$339	68.5%

Operating margin %	8.9%	8.0%		0.9%	10.4%	6.0%		4.4%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$133	$150	$(17)
Changes in foreign currency exchange rates	—	(11)	11		—	(22)	22
Exit activities, asset and business dispositions	(25)	(11)	(14)		(53)	(41)	(12)
Transformation/Accelerate charges	(13)	(6)	(7)		(23)	(11)	(12)
Pension partial withdrawal liability charge	—	(1)	1		(7)	(31)	24
Impairment charges	—	—	—		(17)	(107)	90
Pension/postretirement curtailment gain	24	—	24		24	12	12
Mexican tax indemnification	(15)	—	(15)		(15)	—	(15)
Balance sheet corrections	—	8	(8)		—	8	(8)
Acquisition/disposition	—	3	(3)		1	11	(10)

Adjusted operating income*	$257	$225	$32	14.1%	$792	$527	$265	50.2%

Adjusted operating margin %*	10.0%	8.5%		1.5%	9.9%	6.4%		3.5%

*	Adjusted Net Sales, Adjusted Operating Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 16

Sara Lee Corporation

Operating Results For Discontinued Operations*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2010	2009			2010	2009
International Household and Body Care Businesses

Net sales	$525	$454	$71	15.6%	$1,611	$1,493	$118	7.9%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$(44)	$44		$—	$(57)	$57

Adjusted net sales*	$525	$498	$27	5.3%	$1,611	$1,550	$61	3.9%

Operating segment income	$79	$59	$20	33.0%	$211	$164	$47	28.9%

Operating margin %	14.9%	13.0%		1.9%	13.1%	11.0%		2.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(6)	$6		$—	$(9)	$9
Exit activities, asset and business dispositions	—	(5)	5		—	(11)	11
Transformation/Accelerate charges	—	—	—		—	(2)	2
Pension/postretirement curtailment gain (loss)	1	—	1		(10)	5	(15)
Professional fees/Other	(7)	—	(7)		(22)	(2)	(20)

Adjusted operating segment income*	$85	$70	$15	20.6%	$243	$183	$60	33.2%

Adjusted operating margin %*	16.0%	14.0%		2.0%	15.1%	11.8%		3.3%

Operating segment income	$79	$59	$20	33.0%	$211	$164	$47	28.9%

Amortization expense	—	(4)	4		(4)	(13)	9
Noncontrolling interest expense	(5)	(3)	(2)		(12)	(10)	(2)
Foreign currency transaction gains/other	—	3	(3)		—	10	(10)

Operating income	74	55	19	33.5%	195	151	44	28.0%

Changes in foreign currency exchange rates	—	(6)	6		—	(9)	9
Exit activities, asset and business dispositions	—	(5)	5		—	(11)	11
Transformation/Accelerate charges	—	—	—		—	(2)	2
Pension/postretirement curtailment gain (loss)	1	—	1		(10)	5	(15)
Professional fees/Other	(7)	—	(7)		(22)	(2)	(20)

Adjusted operating income*	$80	$66	$14	20.2%	$227	$170	$57	32.6%

Operating income	$74	$55	$19		$195	$151	$44
Interest income, net	1	1	—		2	3	(1)

Income before income taxes	75	56	19		197	154	43
Income tax expense	442	24	418		404	60	344

Net income (loss) from discontinued operations	$(367)	$32	$(399)	NM	$(207)	$94	$(301)	NM

*	Adjusted Net Sales, Adjusted Operating Segment Income, Adjusted Operating Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 17

Net Sales Bridge

For the Quarter and Nine Months ended March 27, 2010

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

Third Quarter ended March 27, 2010

	Unit Volume	+	Price/ Mix/Other	=	Adjusted Net Sales* Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(4.0)%		8.1%		4.1%		—		—		4.1%
Retail	7.6%		(1.7)%		5.9%		—		—		5.9%
Commodity meats	(53.4)%		19.5%		(33.9)%		—		—		(33.9)%

North American Fresh Bakery	(2.5)%		(3.0)%		(5.5)%		—		—		(5.5)%

North American Foodservice	(13.7)%		7.4%		(6.3)%		(6.4)%		0.3%		(12.4)%

International Beverage	(1.9)%		(1.4)%		(3.3)%		—		11.1%		7.8%

International Bakery	(0.9)%		(4.1)%		(5.0)%		—		9.0%		4.0%

Total Continuing Business	(4.5)%		2.0%		(2.5)%		(1.3)%		3.9%		0.1%

First Nine Months ended March 27, 2010

	Unit Volume	+	Price/ Mix/Other	=	Adjusted Net Sales* Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(4.7)%		4.9%		0.2%		—		—		0.2%
Retail	1.6%		0.3%		1.9%		—		—		1.9%
Commodity meats	(34.6)%		1.0%		(33.6)%		—		—		(33.6)%

North American Fresh Bakery	(3.0)%		(3.1)%		(6.1)%		—		—		(6.1)%

North American Foodservice	(7.1)%		1.4%		(5.7)%		(8.2)%		0.2%		(13.7)%

International Beverage	1.0%		(1.7)%		(0.7)%		0.5%		5.5%		5.3%

International Bakery	(2.4)%		(3.6)%		(6.0)%		—		5.1%		(0.9)%

Total Continuing Business	(3.1)%		0.3%		(2.8)%		(1.5)%		1.9%		(2.4)%

*	Adjusted Net Sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/dispositions. See pages 19 and 20 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 18

Impact of Significant Items on Diluted Earnings per Share

	Third Quarter		First Nine Months
	2010	2009	2010	2009
As reported:
Diluted EPS continuing operations	$0.04	$0.19	$0.75	$0.40

Diluted EPS	$(0.49)	$0.24	$0.46	$0.54

Increase/(decrease) in EPS from:
Exit activities, asset and business dispositions	$(0.02)	$(0.01)	$(0.05)	$(0.05)
Transformation/Accelerate charges	(0.01)	—	(0.02)	(0.01)
Pension partial withdrawal liability charge	—	—	(0.01)	(0.03)
Impairment charge	—	—	(0.02)	(0.15)
Curtailment gain	0.02	—	0.02	0.02
Mexican tax indemnification	(0.01)	—	(0.01)	—
Balance sheet corrections	—	0.01	—	0.01

Significant items related to continuing operations before income taxes*	(0.03)	(0.01)	(0.09)	(0.22)
Tax adjustments	(0.16)	0.01	(0.02)	0.01

Significant items related to continuing operations*	(0.19)	—	(0.10)	(0.21)
Significant items related to discontinued operations	(0.60)	—	(0.51)	(0.01)

Total significant items*	$(0.79)	$—	$(0.61)	$(0.21)

Reconciliation of Diluted EPS as reported to Adjusted EPS:

Diluted EPS from continuing operations as reported	$0.04	$0.19	$0.75	$0.40
Less:
Significant items related to continuing operations	(0.19)	—	(0.10)	(0.21)
Contingent sale proceeds (2)	0.01	0.02	0.18	0.19

Adjusted EPS from Continuing Operations (1) *	$0.22	$0.17	$0.67	$0.42

Diluted EPS from discontinued operations as reported	$(0.52)	$0.05	$(0.29)	$0.13
Less:
Significant items related to discontinued operations	(0.60)	—	(0.51)	(0.01)
Contingent sale proceeds (2)	—	—	—	—

Adjusted EPS from Discontinued Operations (1) *	$0.08	$0.05	$0.22	$0.15

Diluted EPS as reported	$(0.49)	$0.24	$0.46	$0.54
Less:
Total significant items	(0.79)	—	(0.61)	(0.21)
Contingent sale proceeds (2)	0.01	0.02	0.18	0.19

Adjusted EPS (1) *	$0.29	$0.22	$0.89	$0.56

* Amounts are rounded and may not add to the total

Tax Rate Reconciliation - Fiscal 2010

	Quarter ended March 27, 2010
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
(In millions, except tax rate)
Reported Results from Continuing Operations	$198	$(173)	$25	87.1%
Less: Significant items	(29)	(105)	(134)	57.2%

Results, excluding significant items (1)	227	(68)	159	29.9%
Less: contingent sale proceeds (2)	—	10	10	(4.4)%

Adjusted Results from Continuing Operations (1)	$227	$(78)	$149	34.3%

	Nine Months ended March 27, 2010
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
Reported Results from Continuing Operations	$744	$(224)	$520	30.1%
Less: Significant items	(91)	17	(74)	1.2%

Results, excluding significant items (1)	835	(241)	594	28.9%
Less: contingent sale proceeds (2)	133	(7)	126	(4.5)%

Adjusted Results from Continuing Operations (1)	$702	$(234)	$468	33.4%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	Contingent Sale Proceeds - The reported results include the receipt of contingent sale proceeds and the related tax benefit. Sara Lee received contingent sale proceeds in the first quarters of fiscal years 2010, 2009 and 2008. While the contingent sales proceeds are never taxed from the perspective of the corporation’s tax return, income tax expense calculated under U.S. GAAP requires the tax benefit to accrete over the course of the year, with a significant portion of the benefit recognized in the first quarter. At the end of each quarter, the corporation determines its annual effective tax rate based on an estimate of the tax that will be provided for the full fiscal year stated as a percent of estimated “ordinary” income. The term ordinary income refers to ordinary income from continuing operations before income taxes. It excludes significant unusual or infrequently occuring items, as defined by the guidelines for the accounting for income taxes, but includes the contingent sale proceeds. The non-taxable nature of the contingent sale proceeds is reflected in the determination of the annual effective tax rate, providing approximately 5 percentage points of tax benefit.

The estimated annual effective tax rate is applied to the total year-to-date “ordinary” income at the end of each quarter in order to compute the year-to-date tax applicable to ordinary income. The dollar amount of tax benefit related to contingent sale proceeds in any one quarter is equal to approximately 5 percent of total ordinary income, which is the impact on the effective annual tax rate. Although the majority of the earnings impact of the contingent sale proceeds is realized in the first quarter, the full after tax earnings and related earnings per share impact is not realized until the end of the year when the lower effective tax rate is applied against full year ordinary income. The tax expense of $7 million attributable to the contingent sale proceeds for the nine month period ended March 27, 2010 represents an estimate of the remaining tax benefit that will be recognized in the fourth quarter of the fiscal year. The resulting impact on diluted earnings per share is estimated to be $0.01 in the fourth quarter of fiscal 2010.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 19

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Tax Rate Reconciliation – Fiscal 2010,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

Sara Lee Reports Strong Third Quarter Fiscal 2010 Operating Results – Page 20

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “Tax Rate Reconciliation – Fiscal 2010” table on page 18, the “Results, excluding significant items” equals each of “income before taxes,” “tax (expense) benefit,” “net income” and “effective tax rate,” computed in accordance with GAAP less the impact of significant items recognized in the fiscal period presented. Each item in the “Adjusted Results” row of that table equals the indicated financial measure computed in accordance with GAAP less the impact of both significant items and contingent sale proceeds recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and the per share impact of contingent sale proceeds recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted net sales” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable operating income the impact of significant items, contingent sale proceeds, if any, and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated in the release, excludes from the operating segment income from continuing operations, of a specified business segment or from discontinued operations the impact of significant items recognized by that portion of the business during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.